Exhibit 99.1

Cheniere Energy Files FERC Application to Expand its Sabine Pass LNG Receiving Terminal to 4 Bcf/d

     HOUSTON--(BUSINESS WIRE)--July 29, 2005--Cheniere Energy, Inc. (AMEX:LNG) announced today that its 100% owned affiliate Sabine Pass LNG L.P. has submitted an application to the Federal Energy Regulatory Commission (FERC) under Section 3 of the Natural Gas Act for authorization to expand the capacity of its liquefied natural gas (LNG) receiving terminal from 2.6 billion cubic feet per day (Bcf/d) to 4 Bcf/d.
     Sabine Pass LNG L.P. received its initial record of decision from the FERC authorizing the facility in December 2004 and commenced construction in March of this year. Start-up is targeted in early 2008.
     The Sabine Pass terminal is located in Cameron Parish, Louisiana. The facility is currently designed with regasification capacity of 2.6 Bcf/d, two unloading docks and three storage tanks capable of holding 10 Bcf of LNG. The expansion of the facility calls for construction of three additional tanks with another 10 Bcf of storage and 1.4 Bcf/d of additional regasification capacity.
     The project's capacity holders are Total LNG USA, Inc., a subsidiary of Total S.A., with a reservation of 1 Bcf/d for 20 years, and Chevron USA Inc. a subsidiary of the Chevron Corporation, with a reservation of 700 million cubic feet per day for 20 years and the option to increase it to 1 Bcf/d by December 1, 2005.
     Cheniere Energy, Inc. is a Houston-based energy company engaged in developing LNG Receiving Terminals and Gulf of Mexico Exploration & Production. Cheniere is building a 100% owned Gulf Coast LNG receiving terminal near Sabine Pass in Cameron Parish, LA. It is also developing 100% owned Gulf Coast LNG receiving terminals near Corpus Christi, TX, which received its authorization from the FERC in March 2005, and another near the Creole Trail in Cameron Parish, LA, for which Cheniere filed its application with the FERC in May 2005. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG receiving terminal in Freeport, Texas. Cheniere explores for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P., which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
     This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.


     CONTACT: Cheniere Energy, Inc., Houston
              David Castaneda, 713-265-0202